UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 18, 2007
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933 (Commission File Number)	94-2634797 (IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
As previously announced by Lam Research Corporation (the “Company”), an independent committee of the Company’s Board of Directors, composed of two independent board members appointed by the Board of Directors, has been conducting a review of the Company’s historical stock option practices and related accounting. The independent committee, with the assistance of independent outside legal counsel, has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in the past differ from the recorded grant dates of such awards. The independent committee’s assessment of conduct relating to the Company’s historical stock option practices is ongoing. The committee’s preliminary view is that there was no intentional misconduct by management.
On December 18, 2007, upon the recommendation of management and the independent committee, the Audit Committee of the Board of Directors concluded that the Company’s financial statements for fiscal years 1997 through 2005, and the interim periods contained therein should no longer be relied upon. The Company expects to restate certain of its previously-issued financial statements to record non-cash charges for compensation expenses relating to past stock option grants. The significant majority of the measurement date changes result from stock options granted prior to fiscal year 2003. The Company has not determined the final amount of such charges, the resulting tax and accounting impact, or which specific periods require restatement.
The Company’s management and the independent committee have discussed this matter with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Company is working with Ernst & Young LLP to complete its restatement and become current with its public filings as soon as possible.
The Company issued a press release on December 21, 2007, a copy of which is attached herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits:

Exhibit No.	Document
99.1	Press Release dated December 21, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 21, 2007

LAM RESEARCH CORPORATION
By:	/s/ James D. Wheat
James D. Wheat
Vice President, Corporate Controller

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press Release dated December 21, 2007